Exhibit 99.1

FBL Financial Group Holds Annual Meeting and Declares Quarterly Dividend


    WEST DES MOINES, Iowa--(BUSINESS WIRE)--May 17, 2007--FBL
Financial Group, Inc. (NYSE:FFG) held its annual meeting yesterday and declared a regular quarterly dividend.

    Annual Meeting Held. During the annual meeting, FBL Financial Group shareholders elected eight Class A Directors and five Class B Directors to one year terms ending at the annual meeting in 2008. All elected directors served as FBL directors during the prior year, with the exception of Keith R. Olsen, who was elected as a Class B Director. Olsen is the President of the Nebraska Farm Bureau Federation and previously served as an FBL Class B Director from 2002 to 2004. Olsen replaces retiring director Frank S. Priestley, and will serve as a member of FBL's Finance Committee and FBL's Class B Nominating Committee.

    In addition, shareholders approved an amendment to increase shares available through the Director Compensation Plan and ratified the appointment of Ernst & Young LLP as independent auditors for 2007. At the meeting Chief Executive Officer Jim Noyce and Chief Financial Officer Jim Brannen reported on the state of business. Copies of their comments and accompanying slides are available on FBL's website, www.fblfinancial.com.

    Quarterly Dividend Declared. Following the annual meeting at the regularly scheduled board meeting, the Board of Directors declared a quarterly cash dividend of $0.12 per share to owners of Class A and Class B common stock. The dividend will be payable on June 30, 2007 to shareholders of record as of June 15, 2007. There are 28,718,227 shares of Class A common stock and 1,192,990 shares of Class B common stock, for a total of 29,911,217 shares outstanding.

    FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

    FFG-1

    CONTACT: FBL Financial Group, Inc.
             Kathleen Till Stange, 515-226-6780
             Investor Relations Vice President
             Kathleen.TillStange@FBLFinancial.com